Exhibit 99.1

Repros to Voluntarily Withdraw Pacific Exchange Listing, Retains NASDAQ Global Market Exchange Listing

THE WOODLANDS, Texas--(BUSINESS WIRE)--Repros Therapeutics Inc. (NASDAQ:RPRX) and (PCX:RPRX) today announced plans to withdraw the listing of its common stock from NYSE Arca, Inc., formerly the Pacific Exchange. Repros' common stock will continue to be listed on the NASDAQ Global Market Exchange.

Repros has decided to withdraw its listing from NYSE Arca, Inc. to streamline operations and eliminate duplicative administrative requirements inherent with having listings on both the NYSE Arca and NASDAQ Global Market. The withdrawal is expected to be effective within the next month.

Repros does not believe that withdrawing its listing from NYSE Arca, Inc. will have any impact on the liquidity of its stock. NYSE Arca will continue to trade Repros stock on an unlisted trading privilege basis.

Contacts

Repros Therapeutics Inc., The Woodlands
Louis Ploth, 281-719-3400